EXHIBIT 10.33

Certain information has been redacted from this Exhibit pursuant to Rule 601(b)(10)(v) of Regulation S-K. Such information is not material and is of the type that the Company treats as private or confidential.

ROYALTY BEARING MANUFACTURING LICENSE

This ROYALTY BEARING MANUFACTURING LICENSE (“Agreement”) is dated effective as of March 5, 2024 (the “Effective Date”) by and between AST & Science, LLC (“Customer”) and Astra Space Operations, LLC (formerly known as Astra Space Operations, Inc.) on behalf of itself and its affiliates (“Astra” or “Seller”).

RECITALS

WHEREAS, Astra and Customer are parties to that certain Supply and Manufacturing Agreement dated April 28, 2022, as amended and including all supplements and addenda thereto (“Supply Agreement”) pursuant to which Astra is obligated to manufacture certain Astra spacecraft engines, the ASE Flight Sets consisting of the Hall Effect Thrusters, power processing units (PPUs), and the feed system (“Products” as defined in the Supply Agreement) for Customer.

WHEREAS, Customer desires to take a license to manufacture the Products for its internal use as a means to increase the quantity of Products available in the future and to provide an alternative source of supply for a critical component.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the Supply Agreement as follows:

AGREEMENT

1.
Terms and Conditions of Manufacturing License
A.
License Grant. Effective upon receipt of the Prepaid Royalty Payment, Astra hereby grants to Customer and any Affiliate of Customer a limited, non-exclusive, non-transferrable (except in connection with a merger, acquisition or sale of all or substantially all of Customer’s assets or equity), irrevocable, non-sublicensable, fully paid (with respect to the Initial License Term, defined below) right and license under all of its Intellectual Property Rights to make and have made the Products, for the term set forth in clause (C) below and in compliance with the terms and conditions of this Agreement (“Manufacturing License”). Effective upon receipt of the Prepaid Royalty Payment, Astra hereby grants to Customer and any Affiliate of Customer a limited, non-exclusive, non-transferrable (except in connection with a merger, acquisition or sale of all or substantially all of Customer’s assets or equity), irrevocable, perpetual, non-sublicensable, fully paid (with respect to the Initial License Term, defined below) right and license under all of its Intellectual Property Rights to use, import, update, maintain, test and repair the Products, for the term set forth in clause (C) below and in compliance with the terms and conditions of this Agreement (“Use License” and collectively with the Manufacturing License, the “Product License”). As used herein, Products refers to the specific design and configuration manufactured by Astra for Customer. Products manufactured by Customer under the Supply Agreement are referred to herein as “Licensed Products.” The Product License granted herein is non-assignable (except in connection with a merger, acquisition or sale of all or substantially all of Customer’s assets or equity) and the Licensed Products may only be integrated with Customer’s satellite systems and used for Customer’s own, internal business purposes where internal business purposes means the use of the Licensed Products by Customer and its Affiliates in the operation of and in the ordinary course of its business. Licensed Products may not be sold, licensed, leased or otherwise commercialized to or for any third party, or on a standalone basis. Intellectual Property Rights” means any or all intellectual property or proprietary rights arising under the laws of the United States or any other jurisdiction throughout the world, including: (a) patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not or reduced to practice or not); (b) copyrights, works of authorship, and copyrightable works, and registrations and applications of any of the foregoing and any renewals, modifications and extensions thereof; (c) semiconductor chip “mask” works, and registrations and applications for registration thereof, (d) rights in software; (e) trade secrets, know-how, algorithms, designs, drawings, formulae, ideas, concepts, plans, processes, methods, specifications, layouts, compositions, industrial models, architectures, techniques, tools, hardware, and other technology, and other confidential information; and (f) data, databases, and collections of data, and rights therein.
B.
Manufacturing Rights. The Product License includes the right to subcontract and sublicense to a third party subcontractor working solely on behalf of Customer and to the extent necessary for Customer to exercise its rights under this Agreement, conditioned on said subcontractor entering into a confidentiality agreement containing terms which are no less restrictive than those contained in the applicable confidentiality agreement between Customer and Astra.
C.
Term and Termination.
a
Use License Term. The Use License is effective upon the Effective Date and shall remain in effect in perpetuity.
b
Manufacturing License Term. Subject to the payment of the Manufacturing License Royalty, the Manufacturing License remains in effect until Customer has manufactured [*****] Licensed Products (“Manufacturing License Term”). Unless extended, upon manufacturing [*****] Licensed Products, the Manufacturing License will automatically terminate.
c
Termination for Breach. Astra may terminate this Agreement, excluding the Use License, upon written notice to Customer if Customer materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice, except for an undisputed payment default which must be cured within forty-five (45) business days after Customer’s receipt of written notice from Astra of non-payment.
D.
Royalty Payments.
a
Royalties. “Royalties” means the Prepaid Royalty Payment and all Additional Royalties for Licensed Products.
b
Prepaid Royalty Payment. In consideration of the Manufacturing License, Customer shall pre-pay to Astra [*****] (“Prepaid Royalty Payment”). The Prepaid Royalty Payment, Two Million USD (USD 2,500,000) [*****].
c
Additional Royalties for Licensed Product. For each Licensed Product manufactured for and capable of use in flight by Customer [*****], Customer shall pay to Astra royalties on a quarterly basis at the rate of [*****] per unit for each unit of Licensed Products manufactured for and capable of use in flight during the prior quarter (“Additional Royalties for Licensed Products”).
d
Reports. Within forty-five days of the end of each calendar quarter during the Manufacturing License Term, Customer shall provide a report to Astra indicating the number of Licensed Products manufactured, the serial number of each, and the total Additional Royalties for Licensed Products due. Payment of such Additional Royalties for Licensed Products are due and payable on the same date as each quarterly report. Royalties apply only to Licensed Products that are manufactured for and capable of flight and do not apply to any products produced under the Manufacturing License that are defective, unused or for internal test or qualification purposes.
e
Audit Rights. During the Manufacturing License Term Astra shall have the right, upon reasonable notice and during normal business hours, no more than once a year, to audit or cause a third party to audit, the books and records of Customer directly related to Customer’s obligations to pay Additional Royalties for Licensed Products under this Agreement to ensure full payment and compliance with the terms and conditions of this Agreement. Underpayments shall be paid within thirty days of completion of the audit, with interest from the original date due. Overpayments may be credited against future Royalty obligations. If an audit determines an underpayment, Customer shall also reimburse Astra for its out of pocket costs and expenses incurred in connection with the audit.
f
Late Payments. Late payments shall incur interest at the rate of ten percent (10%) per year. Astra shall be entitled to reimbursement of all of its costs and expenses in connection with its efforts to collect unpaid Royalties and other amounts, including legal expenses and costs of suit.
2.
Additional Terms and Conditions

E.
Technical Disclosure. To facilitate the use of the Product License, immediately upon receipt of the Prepaid Royalty Payment, Astra will provide one electronic copy of the materials listed below specific to Customer’s design and configuration of the Products (the “Materials”) to Customer. Astra also agrees to update the Materials with any updates on no less than semi-annual basis, or upon reasonable written request from Customer.

Materials:

With respect to the Products:

•
[*****]
F.
Astra Representations. Astra hereby represents and warrants as of the Effective Date that: (i) Astra owns all right, title and interest in all Intellectual Property Rights owned or purported to be owned by Astra free and clear of all encumbrances or otherwise possesses sufficient rights to use all of Intellectual Property Rights in connection with the Manufacture of the products as currently contemplated to be operated; (ii) other than the Product License and the Materials, there are not any other Intellectual Property Rights, or other materials or know-how of any nature that would be necessary or desirable in order to instruct Customer, assuming Customer has personnel skilled in the industry and the necessary equipment, to make, have made, use, import, update, maintain, and repair the Products in substantially the same manner and the same quality as such Products had been manufactured by Astra for Customer prior to the Effective Date; (iii) to Astra’s knowledge, the Intellectual Property Rights under the Product License does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of others, there is no pending suit or legal action against Astra in which Astra is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of another person or entity in connection with the design and manufacture of the Products; and (iv) in the past three-year period, Astra has not received any written notices, requests for indemnification or threats from any person or entity related to the foregoing; and Astra or its affiliates have Control over all Intellectual Property Rights under the Product License. Astra shall notify Customer at any time any actions occur or Astra makes any discovery which could cause any of the foregoing representations to cease to be accurate. “Controls”, or “Controlled by” means the possession, directly or indirectly, Astra (whether by ownership, license, or otherwise) of (a) with respect to any data, information and materials, the legal authority or right to possession of such items with the right to provide such items to AST, and (b) with respect to Intellectual Property Rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to AST under such Intellectual Property Rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement existing as of Effective Date with a third party or requiring consent from a third party; provided that AST shall use commercially reasonable efforts to negotiate for the right to provide, grant a license, sublicense, access, or right to use (as applicable) to Astra for any data, information, materials, and Intellectual Property Rights. In addition to any indemnification obligation of Astra as set forth in Section 8.1(a) of the Supply Agreement, Astra agrees to indemnify, defend and hold harmless the Customer Indemnified Parties from any Losses based on any breach (or alleged breach) of the foregoing representations, provided, however, that in the event of a breach of item (ii) above, Astra shall first have the opportunity to cure such breach (or alleged breach) by providing the missing information so as to enable Customer to make, have made, use, import, update, maintain, and repair the Products. Further, Astra covenants during the term of this Agreement not to take any action that would cause the representation set forth in item (i) above to become untrue.
G.
Technical Assistance. Astra will use commercially reasonable efforts to make its personnel available to Customer to assist with Customer’s manufacturing operations, or any research, development, or revision of the Intellectual Property Rights for the Licensed Products on a time and materials basis. Hourly rates for Astra personnel shall be charged at the then-prevailing market hourly rates for NRE or similar paid engineering work. To the extent AST requests Astra source materials for AST, materials shall be charged at cost plus five percent (5%), and out of pocket expenses incurred by Astra shall be reimbursed by Customer.
H.
Limitation on Liability. The Parties expressly acknowledge and agree that Astra assumes no warranty obligations with respect to the Licensed Products and shall have no liability for the use, operation, performance, or quality of Licensed Products manufactured by Customer or its subcontractors, nor for any update, maintenance or repair of any such Licensed Products by Customer or its subcontractors. Astra’s indemnification obligations under this Agreement shall be limited, individually and in the aggregate, to the amount of royalty payments actually received by Astra under this Agreement.
I.
Bankruptcy Code. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code, licenses of rights to “intellectual property”, as defined in Section 101 of the US Bankruptcy Code. The Parties acknowledge and agree that Customer or any Affiliate shall be entitled to fully exercise all of its rights and elections under the US Bankruptcy Code with respect to any such licenses.
J.
Affiliates. As used herein, an “Affiliate” of Customer means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with Customer; provided, however, that an Affiliate shall only be deemed an Affiliate (and entitled to the benefits of this Agreement) during such time and for so long as it meets the criteria above. If or once an entity ceases being an Affiliate, it automatically loses the benefits of this Agreement. For purposes of this definition, the term “control” means the power (or, as applicable, the possession or exercise of the power) to direct, or cause the direction of, the management, governance, or policies of a given entity, directly or indirectly, through any applicable means (whether through the legal, beneficial, or equitable ownership, through partnership, or through some other form of ownership interest, by contract, or other applicable legal document, or otherwise).

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

Astra Space Operations, LLC (formerly known as Astra Space Operations, Inc.)

By: /s/ Axel Martinez

Name: Axel Martinez

Title: Chief Financial Officer

AST & Science, LLC

By: /s/ Abel Avellan

Name: Abel Avellan

Title: CEO